UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2009

Home School Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Florida	0-53133	26-1983716
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

2700 South River Road, Suite 106

Des Plaines, Illinois 60018

(Address of Principal Executive Offices including Zip Code)

(847) 391-5079

(Registrant’s Telephone Number, including Area Code)

Narayan Capital Corp.

1560 Calais Drive

Miami, Florida 33141

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On May 8, 2009, Narayan Capital Corp., a Florida corporation (the “Company”, “Home School”, “we”, “our”, and “us”), consummated a Share Exchange Agreement with Home School, Inc. a Delaware corporation (“HSI”), that was dated as of April 29, 2009. As a result of the transactions contemplated by the Share Exchange Agreement, on May 8, 2009, we acquired 100% of the outstanding shares of capital stock of HSI and HSI became a wholly-owned subsidiary of the Company, and the Company changed its name to Home School Holdings, Inc. Pursuant to the Share Exchange Agreement, the Company issued 289,959,665 shares of its common stock to shareholders of HSI and the Company reserved for future issuance 73,949,760 shares of common stock subject to HSI’s outstanding stock options and warrants and 22,402,121 shares of common stock subject to HSI’s outstanding convertible debt (the “Share Exchange”). HSI also paid $50,000 to the Company’s two existing shareholders as purchase price consideration for the Share Exchange and such shareholders shall own an aggregate of 5,882,917 shares, or 1.5% of the outstanding shares of Common Stock of the Company on a fully diluted basis upon the consummation of the Share Exchange. The Share Exchange has been approved by the Company’s and HSI’s board of directors and their shareholders. The details of the Share Exchange Agreement are set forth in Item 2.01 below and the Share Exchange Agreement is attached as an exhibit to this Form 8-K.

SECTION 2 - Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

Business Description

We were incorporated under the name Narayan Capital Corp., on February 18, 2008, with no business operations other than to effect a merger, exchange of capital stock, asset acquisition or other similar business combination. We, therefore, were characterized as a “shell” corporation. On May 8, 2009, we changed our name to Home School Holdings, Inc., and, concurrently with such name change, we consummated a share exchange agreement with HSI and acquired 100% of the outstanding shares of capital stock of HSI. As a condition thereto, our existing sole officer and director resigned and our new board of directors appointed the executive officers of HSI to serve as our executive management team. As a result of the Share Exchange Agreement, the Company’s status as a “shell” corporation ceased, and the entire business of the Company now is identical with HSI, its subsidiary.

Business

We are an Internet based provider of products and services designed to assist families to educate their children in their own home. HSI was incorporated in the State of Delaware on October 17, 2005. The company is based in Des Plaines, Illinois and its principal activities are developing privately branded products and services that enable home educating parents to administer and record their children’s education for organizational purposes and to respond to regulatory requirements in full compliance with state or national laws. We also offer an e-commerce website that allows our customers to obtain products and services which include books and study aids from a variety of publishers, our privately branded curriculum, and other services online. In cooperation with other companies and providers we are developing a line of privately branded books, study aids and online instruction that will extend our reach into the home school market.

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore be obligated to realize assets and discharge our liabilities other than in the normal course of operations. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, and has an accumulated deficit of $4,638,706 through December 31, 2008, on a pro forma combined basis. This raises substantial doubt about its ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities when they come due. There can be no assurance that we will operate at a profit or such additional financing will be available, or if available, can be obtained on satisfactory terms.

Since its inception, the Company has been funded by its founders, Board members, employees and persons related to or acquainted with these. It has operated through liquidity challenges in the past by virtue of employee wage deferrals and short-term loans from principals until additional private equity could be sourced. Employees have historically been willing and able to sustain these deferrals as a result of modest personal means and/or with the support of employed spouses. When all wages and salaries are deferred, the Company operates on less than $5,000 per month. At current levels of activity, when all wages are paid, the Company requires $40,000 per month. These modest requirements and the continuing availability of small amounts of private equity from principals, their friends, families and acquaintances, lead the Company to believe it can sustain operations at their current level for the next year.

Management plans to continue to develop its products and services and accumulate customers as outlined below.

Industry Background

The home education industry is a profoundly fragmented one. It includes hundreds of publishers with sales that range from the low billions of U.S. dollars to only hundreds of thousands, thousands of non-profit websites and organizations, hundreds of for-profit curriculum retailers, both online and brick and mortar and a large number of other service providers, most of whom are ‘mom-and-pop’ operations operating locally or over the internet. Our website is, however, currently the only place where publisher, home educator and service provider come together in a common marketplace and where applicable laws and regulations are made available to website visitors.

Customers

The customers for our business exist in three subcategories: home educators (families); co-marketing participants and other home education companies and service providers. Home educators come to us to use our online lesson planner that also enables them to respond to regulatory reporting requirements. They also come to our website seeking advice and guidance from other home educating families. While we have their attention, we sell them the curriculum, instructional aids and services they need to succeed. Our co-marketing participants are highly successful publishers who need a more effective way to reach home educators. Together, we are developing exclusive, co-branded curricula sets and instructional guides, the purposes of which are to ease the burden of the home educating parent and improve their instructional outcomes. Likewise, other home educating product and service providers come to us for the opportunity to advertise to our large body of users. To them, we provide a marketplace which is a central location that home educating families may visit to review the product and service offerings available to them beyond those offered by us and our co-marketing participants.

Our Products

Our products are broadly instructional materials, and include curricula (books), evaluative and summative assessments, instructional aids (maps, manipulatives, and teachers’ guides), literature and worksheets. Approximately 74% of our sales were this class of product. Approximately 26% of our sales are advertising sales. Advertising sales are paid sponsorships of Break Time, our twice weekly e-newsletter; purchases of blocks of impressions; and purchase of links from product reviews to product producers’ websites. We collect no supplementary revenue as a result of user click-thrus at this time. Typical advertisement purchasers are curriculum providers like Houghton Harcourt, online academies like Grace Academy, service providers like Christian Law Association and other content providers like This Old Schoolhouse magazine. We expect, as time passes, for the component of sales derived from advertising to decline as a percentage of the total.

In greater detail, our proprietary products are Wave Three Learning and QuickStart Curriculum Kits. The Wave Three Learning Products are intended to serve the needs of parents who would like to home educate or enrich their children’s institutional education but feel less certain of their own ability to do so without significant assistance. Wave Three Learning Products, in all their formats, will come with fully specified lesson plans and instructional guides, in order to free a new or uncertain parent from the need to create these for their children. We aim to provide a best-practices, simplified curriculum selection and assessment process in which the lesson plans and assignments are directly and automatically ported into PER (see below). We believe this offers a simpler entry point than the complete freedom of a la carte curriculum selection or even QuickStart Curriculum Kits (see below) for parents who want the benefits of home education or enrichment without the effort of choosing among the hundreds of potential curricula and assessment products and the burden of lesson planning. In limited format, QuickStart Curriculum kits became available for school year Fall 2008; the full line of QuickStart Curriculum kits and the first versions of Wave Three Learning Products will be available for school year Fall 2010.

We also offer an a la carte selection of curricula and educational aids from a variety of publishers to serve the needs of parents who feel confident in their own choices of curriculum, Through our relationship with Ingram (secular users) and STL Distribution (faith-based users), we aim to provide a broad selection of packages of material, age-level appropriate, that more experienced or more confident parents can use with much more flexibility than Wave Three Learning Products or QuickStart Curriculum kits. We believe that by using the instructional guidelines provided by the various publishers, the parent would have the freedom to decide the details of scheduling and instructional method and emphasis.

Plan—Educate—Record (PER 1.0): PER (1.0) is a sophisticated instructional management tool that enables parents to develop or import lesson plans, record assignments and grades and create simple reports. For most parents, PER 1.0 provides a suitable regulatory reporting tool.

Our Strategy

Home School differentiates itself from other home schooling service and product companies by enabling customers using our products and services to satisfy their product, service and support needs in one place. Our objective is to provide high quality, reliable, scalable, and profitable worldwide home schooling products and services. We intend to achieve this objective by delivering what we believe are innovative technologies and services and balancing the needs of our customers with the needs of our business. Our goal is to bring the best possible products and services, at an affordable price, to our customers and enhance the ways in which these customers communicate with each other, and within the world.

Specific strategies to accomplish this objective include:

Focus on our retail business. We have begun to focus our sales and marketing efforts on growing the online sales from our customers by engaging in profitable joint activities with leading publishers in the educational market. The Company should be able to generate a significant continuing revenue stream from online website customers using the published materials we receive from leading publishers. In addition, these customers are more likely to subscribe to our additional services and are less likely to seek out products and services elsewhere.

Enhance our online community. The recent success of our Company has been due in part to our ability to develop a community among our customers to enable them to feel that they are part of an organization whose goal is to educate their children. Our passion for assisting these families comes from our core belief that parents should be provided all of the tools and advice necessary to take on the responsibility of the education of their children in the most efficient way possible. We provide instructional advice, emotional support, and supplementary content for home educators through forums, user blogs and articles written by staff and experts. We own a large library of user-generated home education curriculum reviews through our WWW.HOMESCHOOLREVIEWS.COM website and a large posting forum for individual posts. We believe that by continuing to expand this community we will grow a large following of customers that will remain customers and enhance our credibility in this industry.

Expand our business internationally. Because our products and services may be accessed online, we believe that the business lends itself to easy expansion into international markets; especially those markets where formal education is sometime inaccessible or the quality of that education is lacking. In the coming years we plan to develop relationships with non-profits and government organizations as well as private international organizations to deliver home schooling products and services throughout the English-speaking international markets. Approximately 40% of our traffic already involves foreign users.

Solidify strategic partnerships to develop and market Wave Three Learning Products. Currently, we are developing close relationships with a leading publishing company and a top online content development software provider to publish educational e-books and e-materials. Through these joint relationships we will be able to offer our customers our own privately branded curricula and study aids as well as new products created and distributed exclusively for the home schooling and home educational enrichment markets. In the future, we plan to enhance our current relationships and to seek to enter into additional relationships with other leading companies in the K-12 schooling market.

Develop additional distribution channels. We have established relationships with online retailers and other distributors of home school products and services. To further accelerate growth of our products and services, we intend to build upon our existing relationships and establish new relationships with distributors, value added resellers and other service providers and to make our products more readily available and accessible to potential customers of our services.

Customers are widely scattered and face a profusion of choices of material providers, so the primary impediment to customer acquisition is customer awareness. Our business model involves the acceptance of orders online through an industry standard shopping cart system. The customers’ credit cards are then evaluated for the ability to sustain the transaction and for the possibility of fraud. Should everything check out, the customers’ orders are forwarded electronically to our distributors, Ingram and STL, who pick, pack and ship them by common carrier (USPS, UPS, FedEx). They receive our orders through our shared EDIx12 portal, an industry standard Electronic Data Interchange (EDI) protocol.

Our first expansion into the international markets will be in primarily English speaking countries. The largest such opportunities are Australia, Canada, Ireland, New Zealand, Singapore, South Africa and the United Kingdom. The cost of this international expansion is de minimis. Once the website is built and functioning, it can be accessed internationally via computer. So our incremental cost is quite low, equal to the cost of adding product or service for sale in the U.S.

Competition

We face competition from three different types of companies: (1) those companies that provide home schooling products and services similar to our own; (2) those companies that provide curriculum only; and (3) those companies that are known as online academies. There are several large competitors in each of these market segments which have significantly more capital and financial resources than we do, as well as an established track record.

Important examples of competitors in each of these segments include the following companies:

Home School Service and Product Companies

Homeschool.com is a provider of an online community site that appeals to new or prospective home educators. It earns commissions on click-throughs to other merchants and through the sale of how-to guides for beginners.

The Home School Legal Defense Association is a non-profit provider of legal insurance to home educators. It earns premiums for legal insurance, receives contributions, and earns small commissions from endorsed merchants. It has a long and powerful reputation as a strong advocate of home education.

The Old Schoolhouse Magazine is a provider of advice and encouragement content delivered both in hardcopy form and online. It earns money through subscriptions and the sale of goods in its store. It is the most successful magazine in home education and has an excellent reputation. It is explicitly faith-based.

Curriculum Companies

Rainbow Resources is a catalog and online retailer of a full line of curriculum products and instructional aids. It has an excellent reputation and is expanding its capacity. It focuses on its catalog and show-related business. Its sales are in the range of $35 million.

Christian Book Distributors is a catalog and online retailer of a line of faith-based curriculum products and instructional aids. It has an excellent reputation and has been in existence for decades. It focuses on its Christian literature business. Its sales are in the range of $100 million, most of which is literature not related to home education.

Homeschool Supercenter is an online retailer with a small brick-and-mortar presence. It has a good reputation for cost-conscious consumers. Its sales are in the range of $1.5 million and its business model is representative of many retailers who serve the Home School market.

Online Academies

Calvert is a K-12 online and in-person academy. It has an excellent reputation among faith-based and secular users. Its primary target market is parents who are home educating involuntarily (due to child’s illness or objections to or from the local schools) and those who have no ability (due to time or their own educational background) to teach themselves.

Connections Academy has licensed Calvert’s curriculum for sale to the virtual academy segment of public schooling. They draw some users who would otherwise be drawn to home education. They are in direct competition with K12.

Advanced Academics is an online academy owned by DeVry University, Inc. It currently serves only the high school age groups and focuses on the virtual academy segment of public schooling.

Distinguishing Home School

We believe we distinguish ourselves from each of the above-listed companies by providing a full service solution for home schooling families. We provide all of the products and services of each of our competitors on our online sales portal. We are forming and hope to continue to form relationships with prominent publishers and service providers to provide our own private brand of products and services. We believe we further distinguish ourselves from other curriculum companies by providing “PER” Plan—Educate—Record. Home School provides this innovative internet-based software service which enables a parent educator to: (1) plan a child’s curriculum; (2) schedule in advance educational activity and subject matter; (3) monitor the child’s progress; (4) maintain an archival record of subjects covered, progress made and standards attained; and (5) create a transcript for submission to both to state regulatory authorities and institutions of higher learning.

There are other stand-alone management tool providers in the marketplace who compete with our PER element, but all of the tools are PC based. None enable the child to participate in the process. There are many other small curriculum vendors, but most offer only limited selections of materials. The primary competition for the PER tool is a “one of a kind” planner or report that each parent creates for his or her own child. Highly individualized, these may not be suitable to satisfy state regulatory agencies and colleges or universities.

Among the online academy companies, competition is concentrated among a few larger well-known competitors listed above that offer instructional courses online for elementary through high school education. These companies create competition for us by providing online instruction and removing the need for curriculum. However, such companies do not allow the engagement of the parent in any meaningful way in the process or provide for direct faith-basis instruction. The quality of the instructional experience for the child is often diminished due to the poor graphical and display facilities of some virtual academies compared to print or multi-media product. The online academies tend to be more expensive than comparable parent-led instruction. Many academies lack the ability to adjust to a child’s learning style or a parent’s instructional preferences. Home School addresses all of these deficiencies and is poised to compete favorably in the Home School marketplace.

We believe we compete favorably with all competitors in our target market. We will seek to further differentiate ourselves in the market 1) by offering generally lower prices and better services; 2) by offering convenient access to products and services; and 3) by offering high quality and multifunctional online programs to compete with service providers in our market. Many of our current and potential competitors have greater name recognition, longer operating histories, larger existing subscriber bases and significantly greater financial resources than we have. They may be able to devote greater resources to product development and marketing and sales than we can. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements than we can. We cannot be assured that our current and future competitors will not offer or develop products or services that are superior to ours or achieve greater market acceptance than ours or that we will be able to compete effectively against them.

We believe we can offer lower prices because our operating overhead is lower than that of our larger competitors. We are not burdened with legacy catalog businesses which we believe cause cannibalization. We believe our site is more convenient already because everything we provide is in one place. We believe that the majority of our competitors have a limited product offering and force users to skip from site to site to site to satisfy their home education requirements. Currently, our largest competitors are in a race with each other to build larger and larger, more-automated warehouses.

Suppliers

Our principal suppliers include Houghton/Harcourt and Christian Liberty Press, which provide curriculum and instructional aids, and STL, Ingram, Bob Jones University Press, Pearson and Spectrum, our distribution vendors. While we believe that our relationships with our suppliers are good, there can be no assurance that our suppliers will be able or willing to supply products and services to us in the future. While we believe that we could replace our suppliers if necessary, our ability to provide service to our subscribers would be impacted if we were unable or delayed in doing so. Loss of one or more suppliers or delay in being able to supply product could have a significant adverse impact on our business, financial condition and results of operations.

Research and Development

The online products and services market is characterized by rapid changes and advances in design “touch and feel” of a company’s online presence and functionality. Accordingly, we make substantial investments in the design and development of new products and services and in the development of enhancements and features to existing products and services. Our current and future research and development efforts relate to our service offerings and the development of new curriculum and online instructional tools for users of our services. Future development will also focus on online instruction, both personal instruction and program-related instruction. The development of new products and the enhancement of existing products are essential to our success. We estimate our development costs in 2009 will be approximately $60,000.

Regulatory

The use of the Internet to provide online home schooling products and services is relatively new. Although the provisioning of such services is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our products and services over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and home schooling providers and services, specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our products and services.

Intellectual Property and Proprietary Rights

We currently rely primarily on a combination of trade secrets, copyrights, trademarks and licenses to protect our intellectual property. We do not have any patents on our products and are not currently seeking any patents. We have a number of trademarks related to our product and service offerings, including our Goldstar (in various colors and presentations); PER; Homeschool planner (a sub-URL used for marketing); Informing-U and a number of less important marks. To protect our trade secrets and other proprietary information, we require our employees to sign agreements providing for the maintenance of confidentiality and also the assignment of rights to inventions made by them while in our employ. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any of our trademarks. Our failure to protect our proprietary information could cause our business and operating results to suffer. We license intellectual property from third parties and incorporate such intellectual property into our services. These relationships are generally non-exclusive and have a limited duration. Moreover, we have certain obligations with respect to non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to prevent infringement or misappropriation of our intellectual property or the intellectual property of third parties will be successful.

Employees

As of December 31, 2008, we had 6 full-time employees and 3 part-time employees. Of the 6 full-time employees 2 are in research and development, 1 is in operations and customer care, 2 are in sales and marketing and 1 is in general and administrative functions. All 3 of our part-time employees are in operations. All of our employees are “at will” which means that our employees are neither covered by employment agreements nor by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

The Company’s principal headquarters are located in Des Plaines, Illinois. The address is 2700 South River Road, Suite 106, Des Plaines Illinois 60018. We occupy approximately 1,900 square feet of office space, under a lease with, which expires December 31, 2013. Our lease payments are approximately $30,000 annually. The Company is in final review with three Midwestern Cities for the relocation of the Company. All three have offered to provide significant incentives. The Company expects to relocate in 2009.

Litigation

None.

MANAGEMENT

Executive Officers and Directors. As of May 8, 2009, the directors and executive officers of the Company were:

Name	Age	Principal Position	Appointment date
Thomas Morrow	46	Chairman, CEO	October 17, 2005
David Nicholson	48	Director	October 17, 2005
Kenneth Lydecker	59	Director	July 1, 2006
Christopher Davies	40	Director	January 1, 2007

Thomas Morrow is the Chairman & CEO of the Company and Home School, a position he has held since its inception in October of 2005. Prior to that, he was the Managing Director of the North Chicago Commercial Complex, a proposed technology-focused real estate project in Lake County, Illinois from February of 2002 through March of 2005. Prior to this project, Mr. Morrow consulted with Arthur Andersen and led three earlier startup companies. He holds a BA and an MBA from the University of Illinois, and is a Chartered Financial Analyst and a Certified Managerial Accountant.

David Nicholson is a Director of the Company and Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from Uppsala College and is a Certified Life Underwriter.

Kenneth Lydecker is a Director of the Company and Home School and an equity partner in the retirement planning and insurance firm of Preferred Planning Concepts. He has been an equity partner in Preferred Planning Concepts for more than 5 years. He received his BA from DePaul University and is a Certified Life Underwriter.

Christopher Davies is a Director of the Company and Home School. He is currently in-house counsel for Office Depot, Inc. Mr. Davies joined Office Depot in 2006. He has responsibility for the Office Depot’s compliance with the securities rules and regulations of the U.S. Securities and Exchange Commission, the New York Stock Exchange and state regulatory authorities. He also serves as legal counsel for mergers and acquisitions in the U.S. and Canada. Prior to joining Office Depot, Mr. Davies worked in the securities department of the law firm of Kirkpatrick & Lockhart, Nicholson, Graham from April 2004 to 2006. Prior to working at that firm he represented corporations and investment banks in securities compliance, public stock offerings, mergers and acquisitions, and other general corporate matters in Chicago, Illinois with a firm called FreedomStart, LLC from 2001 to 2004.

Family Relationships

None.

Involvement in Legal Proceedings

No bankruptcy petition has been filed by or against any business of which any of Home School’s directors or executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director or executive officer of Home School has been convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director or executive officer of Home School has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director or executive officer of Home School has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2008.

Code of Ethics

We have adopted a Code of Ethical Conduct Policy (“Code of Ethics”) that applies to all employees, officers and directors, including the Chairman and Chief Executive Officer. The Code of Ethics is filed as Exhibit 14.1 to this report on Form 8-K.

Audit Committee

The Board of Directors has a standing Audit Committee. The Audit Committee reviews with our independent public accountants the scope and timing of the accountants’ audit services and any other services they are asked to perform, the auditor’s report on our financial statements following completion of the audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee did not met during the fiscal year ended December 31, 2008.

Audit Committee Financial Expert

Our Board of Directors has determined it has at least one audit committee financial expert serving on its audit committee, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The name of such financial expert is Mr. Kenneth Lydecker and he is an independent director.

Executive Compensation

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists primarily of base salary. There is no bonus plan, retirement plan, long-term incentive plan or other such plans. The Company is a development stage company with limited revenue. As such we have not yet obtained a consistent revenue stream with which to fund employee salaries and bonus plans. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

Our named executive officers receive base salaries commensurate with their roles and responsibilities. We have no applicable employment agreements. Base salaries and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers in 2008 are reflected in the Summary Compensation Table below.

Stock-Based Awards under the Equity Incentive Plan

Historically, we have not granted equity awards as a component of compensation, and we presently do not have an equity-based incentive program. In the future, we will likely adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees, including each of our named executive officers, if our board of directors determines that it is in the best interest of the Company and our stockholders to do so. We issued stock options to Directors in January, 2008 as compensation for exceptional performance during 2007. These awards were not part of an existing plan. These awards were approved as one-time events. As detailed below, our CEO currently receives options in lieu of cash compensation for a portion of his salary to preserve cash. This arrangement is expected to endure until the end of 2009.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

Historically, we have not provided our named executive officers with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

Compensation of Our Board of Directors

Equity Compensation

The Company compensates the members of its Board through equity compensation only and does not pay perquisites or any cash compensation. Directors receive quarterly grants of $3,000 in shares of our common stock; the Chairman receives $4,500 in shares of our common stock. The stock vests immediately upon issuance.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services performed for HSI during 2006, 2007, and 2008 and the Company in 2008 in all capacities.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

CEO Thomas Morrow(3)	2006	$77,000	$0	$13,500	$144,000	$0	$0	$0	$234,500
	2007	$70,000	$0	$18,000	$19,286	$0	$0	$0	$107,286
	2008	$56,000	$0	$18,000	$779,350	$0	$0	$0	$853,350

CEO Robert Papiri(3)	2008	$0	$0	$0	$0	$0	$0	$0	$0

(1)	Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006, 2007 and 2008 in connection with the vesting of shares of common stock that were issued upon exercise of stock options prior to the vesting date of such options.
(2)	Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures. The amount reflects the dollar amount realized by us for financial statement reporting purposes in each of 2006, 2007 and 2008 in connection with the vesting of outstanding options to purchase shares of our common stock.
(3)	Mr. Morrow became our Chief Executive Officer in May 2009. Mr. Morrow was the only executive officer of HSI during the years 2005, 2006, 2007 and 2008.

Outstanding Equity Awards at December 31, 2008

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers for 2007 and 2008 that remain outstanding as of December 31, 2008. All of the options in this table are exercisable at any time.

		Option awards				Stock Awards
Name		Number of securities underlying unexercised options (#) exercisable (1)(2)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares of stock that have not vested (#)	Market Value of Shares of stock that have not vested ($)
Thomas Morrow	2008	46,649,520	0	0.03	12/31/09	0	0
Robert Papiri	2008	0	0	0	—	0	0

(1)	All of the options currently held by Mr. Morrow are exercisable but none were exercised during 2007 or up through December 31, 2008.
(2)	All options and restricted stock issued to Mr. Morrow vest immediately upon issuance.

Director Compensation

The Company compensates the members of its Board through equity compensation only and does not pay perquisites or any cash compensation. Directors receive quarterly grants of $3,000 in shares of our common stock; the Chairman receives $4,500 in shares of our common stock. The stock vests immediately upon issuance. Each Director receives such compensation for attending quarterly board meetings and in the event that a director does not attend they are not compensated for that meeting.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)

Thomas Morrow	—	$18,000	$240,303	—	—	—	$258,303

Christopher Davies	—	$12,000	$144,182	—	—	—	$156,182

Ken Lydecker	—	$12,000	$144,182	—	—	—	$156,182

David Nicholson	—	$12,000	$144,182	—	—	—	$156,182

James Treleaven	—	$12,000	—	—	—	—	$12,000

Perry Marshall	—	$6,000	—	—	—	—	$6,000

Robert Papiri	—	—	—	—	—	—	—

Employment Agreements

None.

SECURITY OWNERSHIP

The following table sets forth, as of May 7, 2009, certain information regarding the beneficial ownership of common stock held by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding common Stock, (ii) each director and executive officer of the company, and (iii) all directors and executive officers as a group:

Title of class	Name and Address of Beneficial Owner(1)	Number of Shares (2)(3)	Percent of Class
Common stock	Thomas Morrow (CEO & Chairman)	193,016,700	49.96%
Common stock	David Nicholson (Director)	56,818,260	14.71%
Common stock	Kenneth Lydecker (Director)	29,907,540	7.74%
Common stock	Christopher Davies (Director)	8,957,520	2.32%
All executive officers and Directors as a group (4 Persons)		288,700,020	74.73%

(1)	Unless otherwise noted, each security holder’s address is c/o Home School, Inc., 2700 South River Road, Suite 106, Des Plaines, Illinois 60018

(2)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, all of the 73,949,760 shares of common stock underlying options are exercisable within 60 days of May 7, 2009, and so they are considered to be outstanding. Similarly, all of the 22,402,121 shares of common stock underlying convertible debt is subject to conversion within 60 days of May 7, 2009 and is therefore considered to be outstanding. There are currently 289,959,665 shares of common stock of the Company issued and outstanding as of May 7, 2009. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(3)	The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of May 7, 2009 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 16, 2008, shareholders Mr. and Mrs. Michael North loaned the Company $300,000. This loan bears interest at 5%, per month and is unsecured and is due on demand. The interest and principal of this loan is convertible to equity at a price of $0.03 per share at the lender’s discretion. Management believes the terms were comparable to terms that could have been obtained by unaffiliated third parties.

Related Person Transactions Policy

The Company’s Related Person Transactions Policy sets forth the procedures governing the review and approval or ratification of transactions between the Company, on the one hand, and (i) an executive officer, (ii) director, (iii) an immediate family member of an executive officer or director; (iv) any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in categories (i), (ii), (iii) (iv) and (v) are collectively referred to as “Related Persons”.

This Policy applies to all related person transactions, and under the Policy a “related person transaction” is any transaction:

•	In which the Company was or is to be a participant;

•	In which the amount exceeds $120,000;

•	In which any Related Person had, or will have a direct or indirect material interest;

•	Including any contribution of $120,000 or more to a charitable organization of which a Related Person is a trustee, director, executive officer or has a similar relationship.

No Related Person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company. Unless different terms are specifically approved or ratified by the Board, any approved or ratified transaction must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Board for review and pre-approval or ratification.

Description of Securities

General

Our Amended and Restated Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, par value $.001 per share. As of May 7, 2009 there were 289,959,665 outstanding shares of common stock of the Company issued to its shareholders and the Company reserved for future issuance 73,949,760 shares of common stock subject to outstanding stock options and warrants and 22,402,121 shares of common stock subject to outstanding convertible debt. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the board of directors out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our shareholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the Company.

Anti-Takeover Effects of Our Articles of Incorporation, Our Bylaws and Florida Law

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Shareholder action; advance notification of shareholder nominations and proposals

Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders will have to be effected at a duly called annual or special meeting of shareholders and may be effected by a consent of the majority of our shareholders in writing. Our articles of incorporation also require that special meetings of shareholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President. In addition, our bylaws generally provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a shareholder who gives written notice, including certain information, to us no later than 90 days and not earlier than 120 days, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, election and removal of the board of directors

Our board of directors consists of four directors. Our articles of incorporation authorize a board of directors consisting of at least two, but no more than 12, members, with the number of directors to be fixed from time to time by our board of directors. At each annual meeting of shareholders, directors will be elected for a one-year term to succeed the directors whose terms are then expiring. As a result, our board of directors will be elected each year. Between shareholder meetings, directors may be removed by our shareholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

Florida Anti-Takeover Law

We are not subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and more than 50% of a corporation’s voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation’s disinterested shareholders, and (ii) the Florida Fair Price Act, which generally requires approval by disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or its affiliates).

Transfer Agent

We presently serve as our own transfer agent and registrar for our common stock and preferred stock.

Shares Eligible for Future Sale

There is no public market for our shares of common stock. There can be no assurance that a market will develop, or, if such a trading market is developed, that it can be maintained with liquidity. We presently have 500,000,000 shares of common stock authorized, of which 289,959,665 are currently issued and outstanding. None of these outstanding shares have been registered under the Securities Act, and all of which are deemed to be “restricted securities”, as that term is defined under Rule 144 promulgated under the Securities Act. These shares will be available for sale in the public market subject to compliance with Rule 144 promulgated under the Securities Act or must be registered under the Securities Act. As of the date hereof, we have not provided to any shareholder registration rights to register under the Securities Act any shares of our common stock.

Indemnification

Our Bylaws contain the broadest form of indemnification for our sole officer and director permitted under Florida law. Our Bylaws generally provide as follows:

We shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he or she acted in good faith in a manner he reasonably believed to be in, or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contenders or its equivalent shall not create, of itself, a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in any defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys fees, actually and reasonably incurred by him in connection therewith.

Any indemnification shall be made only if a determination is made that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made either (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by the shareholders who were not parties to such action, suit or proceeding. If neither of the above determinations can occur because the Board of Directors consists of a sole director or the Company is owned by a sole shareholder, which is controlled by the sole officer and director, then the sole officer and director or sole shareholder shall be allowed to make such determination.

Expenses incurred in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided above upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that she is entitled to be indemnified by the Company.

The indemnification provided shall be in addition to the indemnification rights provided pursuant to Chapter 607 of the Florida Statutes, and shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Recent Sales of Unregistered Securities

The following is a summary of transactions by us from February 18, 2008, which is our inception, through the date of this report involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Each offer and sale was made in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated under Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering. The purchasers were “accredited investors,” officers, directors or employees of the registrant or known to the registrant and its management through pre-existing business relationships, family, friends and employees. All purchasers were provided access to all material information which they requested, and all information necessary to verify such information and were afforded access to management of the registrant in connection with their purchases. All holders of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the registrant. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition.

On February 18, 2008, the date of our inception, we issued 3,000,000 shares of our restricted common stock to our initial shareholder, pursuant to its investment of $3,000 in the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

During May 2009, the Company issued 289,959,665 shares of its common stock to the shareholders of HSI in exchange for all of the issued and outstanding shares of common stock of HSI pursuant to the Share Exchange. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

During May 2009, the Company issued 2,594,625 and 288,292 shares of its common stock to the Company’s existing 2 stockholders pursuant to the Share Exchange. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

Market Price of and Dividends on the Registrant’s

Common Equity and Related Stockholder Matters

There is no public market for the Company’s securities.

Changes in and Disagreements with Accountants

None.

SECTION 3 - Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

The following is a summary of transactions by us involving sales of our securities that were not registered under the Securities Act. Each offer and sale was made in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated under Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering. The purchasers were “accredited investors,” officers, directors or employees of the registrant or known to the registrant and its management through pre-existing business relationships, family, friends and employees. All purchasers were provided access to all material information which they requested, and all information necessary to verify such information and were afforded access to management of the registrant in connection with their purchases. All holders of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the registrant. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition.

Effective on May 8, 2009, the Company issued 289,959,665 shares of its common stock to the shareholders of HSI pursuant to the Share Exchange in exchange for all of the issued and outstanding shares of common stock of HSI. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

During May 2009, the Company issued 2,594,625 and 288,292 shares of its common stock to the Company’s existing 2 stockholders as purchase price consideration pursuant to the Share Exchange. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

SECTION 5 - Corporate Governance and Management

Item 5.01	Changes in Control of Registrant

Please refer to Section 2 above.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Robert Papiri, the sole officer and director of the Company, resigned effective with the closing of the Share Exchange Agreement, and Thomas Morrow replaced Robert Papiri, as the chairman, chief executive officer, president, chief financial officer and secretary of the Company. Thomas Morrow, David Nicholson, Kenneth Lydecker and Christopher Davies will serve their terms as directors ending on the date of the annual meeting of shareholders of the Company to be held in 2009, or until their successor are duly elected or qualified. Robert Papiri has stated in his resignation letter that his resignation does not in any way imply or infer any dispute or disagreement relating to the Company’s operations, policies or practices.

Section 5.06 - Change in Shell Company Status

The Company ceased to be a shell company following approval of the Share Exchange Agreement. Please refer to Section 2 above.

SECTION 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

FINANCIAL STATEMENTS OF HOME SCHOOL, INC.

(A DEVELOPMENT STAGE COMPANY)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

OF

HOME SCHOOL, INC.

(A DEVELOPMENT STAGE COMPANY)

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2008 AND DECEMBER 31, 2007

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTES FOR THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

The following exhibits are filed herewith:

Exhibit No.	Description
3.1	Articles of Incorporation of the Company, as amended

3.2	Bylaws of the Company, as amended

10.1	Share Exchange Agreement dated April 29, 2009 by and among the Company, Home School, Inc. and its majority stockholders

14.1	Code of Ethics of the Company

23.1	Consent of auditor, LWBJ, LLP

99.1	Letter of resignation – Robert Papiri

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME SCHOOL HOLDINGS, INC.

DATE: May 11, 2009	By:	/s/ Thomas Morrow
Thomas Morrow
Chief Executive Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors

Home School, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Home School, Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and the period from October 17, 2005 (inception date) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home School, Inc. (a corporation in the development stage) as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended, and for the period from October 17, 2005 (inception date) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Home School, Inc. (a development stage company) will continue as a going concern. As discussed in Note 9 to the financial statements, the Company is in the development stage with limited revenues, significant negative cash flows from operations and a stockholder’s deficit at December 31, 2008 which creates substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 9. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

/s/ LWBJ, LLP

LWBJ, LLP

West Des Moines, Iowa

March 20, 2009 (except for Notes 4 and 9 which are dated as of May 7, 2009)

Home School, Inc.

(a development stage company)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash	$958	1,526
Inventory	473	—
Shareholder Receivable	1,000	10,000
Prepaid Expenses	6,302	3,426

TOTAL CURRENT ASSETS	8,733	14,952

Equipment, net of accumulated depreciation of $3,742 and $1,268 respectively	5,646	6,326
Website, net of accumulated amortization of $424,629 and $122,247 respectively	507,309	501,579

Other Assets
Deposits	2,780	2,780

TOTAL ASSETS	$524,468	$525,637

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES

Accounts Payable	$131,673	69,262
Accounts Payable - Related Party	39,984	—
Accrued Payroll	86,972	178,714
Accrued Interest - Convertible Note Stockholder	225,929	—
Deferred Revenue	375	—
Prepaid Advertising	2,700	—
Note Payable	40,000	—
Convertible Notes Payable - Stockholder	300,000	—
Loans Payable - Related Party	70,499	40,000

TOTAL CURRENT LIABILITIES	898,132	287,976

STOCKHOLDERS’ EQUITY / (DEFICIT)

Common Stock - Par value $0.001;
Authorized: 500,000,000
Issued and Outstanding: 288,640,625 and 273,401,465 in 2008 and 2007, respectively.	288,641	273,402
Additional Paid-In Capital	3,976,401	2,028,555
Deficit accumulated during development stage	(4,638,706)	(2,064,296)

Total Stockholders’ Equity / (Deficit)	(373,664)	237,661

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$524,468	$525,637

The accompanying notes are integral parts of these financial statements.

Home School, Inc.

(a development stage company)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the period October 17, 2005 (inception) to December 31, 2008
	2008	2007
Revenue - Product Sales, net	$58,793	$16,211	$75,003
Revenue - Advertising	13,971	$1,427	$15,398

Total Revenue	$72,764	$17,638	$90,401

Cost of Revenue - Product Sales	40,930	11,563	$52,493
Cost of Revenue - Advertising	—	—	—

Total Cost of Revenue	40,930	11,563	52,493

Gross Profit	31,834	6,075	37,908

Professional Fees	91,926	94,049	370,475
Board Compensation	744,848	78,000	866,348
Development Expenses	—	67,656	67,656
Depreciation and Amortization	299,857	127,913	428,371
Marketing	90,429	107,288	197,718
Employee Compensation	983,205	509,858	1,923,119
General and Administrative	93,992	79,312	308,569

Total Operating Expenses	2,304,257	1,064,076	4,162,256

Loss from Operations	(2,272,423)	(1,058,001)	(4,124,348)

Extinguishment of Debt		(212,500)	(212,500)
Interest Income	153	129	282
Interest Expense	(302,140)	—	(302,140)

Total Other Income/Expense	(301,987)	(212,371)	(514,358)

Provision for Income Taxes	—	—	—

Net Loss	$(2,574,410)	$(1,270,372)	$(4,638,706)

Net Loss Per Share - basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares outstanding during the period - basic and diluted	282,444,002	245,933,125

The accompanying notes are an integral part of these financial statements.

Home School, Inc.

(a development stage company)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

From inception (October 17, 2005) through December 31, 2008

	Common stock $0.00 Par Value		Additional paid-in	Deficit Accumulated during the	Total Stockholder's
	Shares	Amount	capital	Development Stage	Equity (Deficiency)
Shares issued to founders	180,000,000	$180,000	$(80,000)	$—	100,000
Net Loss				(100,000)	(100,000)

Balance, December 31, 2005	180,000,000	180,000	(80,000)	(100,000)	—
Shares issued for cash ($0.01 per share)	18,000,000	18,000	182,000	—	200,000
Shares issued for cash ($0.03 per share)	7,324,080	7,324	161,708	—	169,032
Shares issued for cash ($0.02 per share)	2,070,000	2,070	42,498	—	44,568
Shares issued for board compensation ($0.01 per share)	945,000	945	9,555	—	10,500
Shares issued for board compensation ($0.02 per share)	495,000	495	10,505	—	11,000
Shares issued for board compensation ($0.03 per share)	880,020	880	21,120	—	22,000
Shares issued for employee services ($0.02 per share)	15,705	16	329	—	345
Shares issued for employee services ($0.03 per share)	501,300	501	12,032	—	12,533
Shares issued for services ($0.01 per share)	12,600,000	12,600	127,400	—	140,000
Shares issued for consulting services ($0.02 per share)	900,000	900	19,100	—	20,000
Shares issued for consulting services ($0.03 per share)	800,000	800	19,200	—	20,000
Options issued for employee services			204,816	—	204,816
Net loss, December 31, 2006	—	—	—	(693,923)	(693,923)

Balance, December 31, 2006	224,531,105	224,531	730,263	(793,923)	160,871
Shares issued for cash ($0.03 per share)	13,962,000	13,962	385,039	—	399,001
Shares and options issued for cash ($0.03 per share)	4,734,000	4,734	153,066		157,800
Shares issued for exercise of options ($0.01/share)	8,100,000	8,100	81,900	—	90,000
Shares issued for board compensation ($0.03 per share)	2,457,000	2,457	75,543	—	78,000
Shares issued for employee services ($0.03 per share)	662,940	663	16,040	—	16,704
Shares issued for employee services ($0.01 per share)	2,622,420	2,622	26,516	—	29,138
Shares issued for consulting services ($0.03 per share)	1,032,000	1,032	33,368	—	34,400
Shares issued for debt ($0.03 per share)	15,300,000	15,300	367,200	—	382,500
In-kind contribution of interest	—	—	1,900	—	1,900
Options issued for website development ($0.03 per share)			102,676	—	102,676
Options issued for employee services			55,045	—	55,045
Net Loss, December 31, 2007	—	—	—	(1,270,373)	(1,270,373)

Balance, December 31, 2007	273,401,465	273,401	2,028,556	(2,064,296)	237,661
Shares issued for cash ($0.03 per share)	10,919,160	10,919	352,940	—	363,859
Shares issued for interest on note ($0.03 per share)	2,160,000	2,160	69,840	—	72,000
Shares issued for board compensation ($0.03 per share)	2,160,000	2,160	69,840	—	72,000
In-kind contribution of interest	—	—	3,661	—	3,661
Options issued for employee services			1,294,065	—	1,294,065
Options issued for deferred compensation ($0.03 per share)			157,500	—	157,500
Net Loss, December 31, 2008	—	—	—	(2,574,410)	(2,574,410)

Balance, December 31, 2008	288,640,625	288,640	3,976,402	(4,638,706)	(373,664)

The accompanying notes are an integral part of these financial statements.

Home School, Inc.

(a development stage company)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,		For the period October 17, 2005 (inception) to
	2008	2007	December 31, 2008
Cash Flows Used in Operating Activities:
Net Loss	$(2,574,410)	$(1,270,372)	$(4,638,706)
Adjustments to reconcile net loss to net cash used in operations
Depreciation/Amortization	299,857	127,913	428,371
Extinguishment of Debt	—	202,500	202,500
In-kind contribution of interest	3,661	1,900	5,561
Start-up expenses	—	—	100,000
Shares issued for services	—	80,241	273,119
Shares issued for interest	72,000		72,000
Stock options issued for services	1,294,065	55,045	1,553,926
Shares issued for board comp	72,000	78,000	193,500
(Increase) Decrease in:			—
Prepaid Expenses	(2,876)	709	(6,302)
Inventory	(473)		(473)
Deferred Revenue	(2,082)		(2,082)
Deposits	—		(2,780)
Accrued interest	225,929		225,929
Accrued payroll	65,758	122,176	244,472
Accounts Payable	62,411	59,264	131,673
Accounts Payable - Related Party	39,984		39,984

Net Cash Used In Operating Activities	(444,176)	(542,625)	(1,179,308)

Cash Flows From Investing Activities:
Payments for Equipment & Website Development	(219,750)	(359,239)	(753,493)

Net Cash Used In Investing Activities	(219,750)	(359,239)	(753,493)

Cash Flows From Financing Activities:
Proceeds from Sale of Stock	372,859	636,801	1,423,260
Proceeds from Notes Payable - Stockholder	300,000	—	300,000
Proceeds from Convertible Note Payable - Related Party	51,499	350,000	461,500
Repayment of Notes Payable - Related Party	(21,000)	(190,000)	(211,001)
Repayment of Notes Payable	(40,000)	—	(40,000)

Net Cash Provided by Financing Activities	663,358	796,801	1,933,759

Net Increase (Decrease) in Cash	(568)	(105,063)	958

Cash at Beginning of Period	1,526	106,589	—

Cash at End of Period	$958	$1,526	$958

Supplemental disclosure of cash flow information:

Cash paid for interest	$550	$—	$550

Cash paid for taxes	$—	$—	$—

Supplementary disclosure of non-cash items:

During 2007, $175,000 of loans payable were converted to common stock.

During 2008, an $80,000 note was exchanged for a website with $5,157 of deferred revenue.

Also in 2008, $157,500 of deferred compensation was settled through the issuance of options.

The accompanying notes are integral parts of these financial statements.

Home School, Inc.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Organization

Home School, Inc. (a development stage company) (“the Company”) was incorporated in the State of Delaware on October 17, 2005. The Company is engaged in e-commerce and online K-12 instruction for home educating families world-wide.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for financial information.

Activities during the development stage include developing the business plan and raising capital. We are a development stage enterprise and, as such, our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt or equity financing. We have yet to generate a positive internal cash flow, and until meaningful sales of our products begin, we are dependent upon debt and equity funding.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes. Amounts received in advance for subscription services, are deferred and recognized as revenue over the subscription term.

The Company recognizes advertising revenue as earned on a per-impression basis. As traffic moves through websites and pages are served, the contract amount is recognized as revenue. “impressions” are defined as the number of times a user requests a page on our websites.

Shipping and Handling Costs

Amounts billed to customers in sales transactions related to shipping and handling represent revenues earned for the goods provided and are included in sales. Costs of shipping and handling are included in the cost of goods sold.

Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for website maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life of five years.

Website

Website assets acquired or developed for online delivery are amortized using the straight-line method over three years. Costs incurred in the planning stage and to operate the site are expensed as incurred while costs of developing applications and infrastructure are capitalized.

Prepaid Expenses

Prepaid expenses include prepayments for insurance coverage and advertising that occurred after the balance sheet date.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs charged to operations for the year ended December 31, 2008 and 2007 and the period October 17, 2005 (Inception) to December 31, 2008 amounted to $90,429, $107,288 and $197,718, respectively.

Inventories

The Company’s inventories consist of $473 of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis

Stock Compensation

The Company adopted SFAS No. 123R, Share-Based Payment(“SFAS 123R”), which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services to employees and non employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model. The measurement date of the fair value of equity instruments issued to non-employees is the earlier of the date on which the counter-party’s performance is complete or the date on which it is probable that performance will occur.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable and loans and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Loss Per Share

Basic loss per share is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. As of December 31, 2008 and 2007, there were 70,949,520 and 16,428,600 common shares issuable upon the exercise of stock options. As of December 31, 2008, there were 15,777,881 common shares issuable upon conversion of debt and accrued interest. These shares were not included in the computation of loss per share because their inclusion is anti-dilutive.

Stock Splits

During 2006, the Company’s stockholders approved a forward stock split of ten thousand for one, in which each stockholder of record received ten thousand common shares in exchange for each share of their currently issued common stock. Subsequently, On April 4, 2008, the Company’s stockholders approved a forward stock split of one hundred eighty for one, in which each stockholder of record received one hundred eighty common shares in exchange for each share of their currently issued common stock. The financial statements have been retroactively adjusted to reflect the stock splits.

Recent Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial position.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, and SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements. SFAS No. 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity at their fair values on the acquisition date, with goodwill being the excess value over net identifiable assets acquired. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We do not expect the adoption of SFAS No. 141 (R) and SFAS No. 160 will have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP N. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP No 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We do not expect the adoption of FSP No. 142-3 will have a material impact on our financial statements.

In June 2008, the FASB ratified the consensus reached on EITF Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF Issue No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. EITF Issue No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption for an existing instrument is not permitted. We do not expect the adoption of EITF Issue No. 07-05 will have a material impact on our consolidated financial statements.

NOTE 2 - INCOME TAXES

We have sustained net operating losses since inception. The tax effects of significant items comprising our net deferred tax asset and the related valuation allowance as of December 31, 2008, and December 31, 2007, are as follows:

	The Year ended December 31
	2008	2007
Deferred Tax Assets
Federal	$836,659	$443,663
State	$119,523	$63,380

Total	$956,182	$507,043
Valuation Allowance	(956,182)	$(507,043)

Due to our operating loss and lack of operating experience, a valuation allowance was provided for our net deferred tax assets at December 31, 2008, and December 31, 2007.

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows:

	The Year ended December 31
	2008	2007
Rate Reconciliation
Expected expense / (benefit) at Federal Statutory Rate	(35)%	(35)%
State tax benefit, net of Federal Benefit	(5)%	(5)%
Stock based compensation	20%	5%
Valuation allowance	20%	35%

Expected tax rate	0%	0%

As of December 31, 2008, the Company has a net operating loss carry forward of $3,275,956 available to offset future taxable income through 2027. The valuation allowance at December 31, 2008 was $956,182. The increase in the valuation for the year was $449,139. As of December 31, 2007, the Company has a net operating loss carry forward of $2,319,413 available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was $507,043. The increase in the valuation allowance for the year ended December 31, 2007 was $365,059.

The Company received an inquiry from the IRS in regard to income taxes for the tax year 2007. As the Company had a significant operating loss that year and has had only operating losses since its inception, we are confident the mistake will be rectified shortly. Every year of the Company’s existence is still open to IRS review.

Deferred Tax Assets

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	The Year ended December 31
	2008	2007
Deferred Tax Assets
Net Operating Losses	$877,795	$423,177
Depreciation	$78,387	$20,866
Deferred Compensation	$0	$63,000

Total Deferred Tax Assets	$956,182	$507,043

Net Tax Assets	$(956,182)	$(507,043)

Uncertain Tax Positions

The following table summarizes the activity related to our gross unrecognized tax benefits from January 1, 2007 to December 31, 2008:

Balance as of January 1, 2007	$265,936
Increases Related to Current Year Tax Positions	$166,652

Balance as of December 31, 2007 and 2008	$432,588

Our 2005 to 2008 tax years remain subject to examination by the IRS for Federal tax purposes.

NOTE 3 - WEBSITE ACQUISITION

On January 28, 2008, the Company acquired the assets of HomeSchoolReviews.com. The purchase price of $125,157 included a seller note of $80,000 and deferred revenue of $5,157. The purchase price was allocated in its entirety to the website as no other significant assets were identified.

NOTE 4 STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Cash

During the months of January—April, June, August, September and November 2008, the Company issued 10,919,160 shares of common stock for cash of $363,859 ($0.03 per share)

During the month of January 2007, the Company issued 360,000 shares of common stock for cash of $9,000 ($0.03 per share)

During the months of March, April and September 2007, the Company issued 13,602,000 shares of common stock for cash of $390,001 ($0.03 per share)

During the months of October—December 2007, the Company issued 4,734,000 shares of common stock with options for cash of $157,800 ($0.03 per share)

In June 19, 2007, the Company issued 8,100,000 shares of common stock for cash of $90,000 ($0.01 per share) upon the exercise of options.

During the months of March—May 2007, the Company issued 46,440 shares of common stock for employee services with a fair market value of $1,290 ($0.03 per share)

During the months of January—August 2007, the Company issued 616,500 shares of common stock for employee services with a fair market value of $15,413 ($0.03 per share)

During the months April—June 2006, the Company issued 18,000,000 shares of common stock for cash of $200,000 ($0.01 per share)

During the months of October—December 2006, the Company issued 7,324,080 shares of common stock for cash of $169,032 ($0.03 per share)

During the months of August and November 2006, the Company issued 2,070,000 shares of common stock for cash of $44,568 ($0.02 per share)

During the months of August—December 2006, the Company issued 501,300 shares of common stock for employee services with a fair market value of $12,533 ($0.03 per share)

During the months of May—August 2006, the Company issued 15,705 shares of common stock for employee services with a fair market value of $345 ($0.02 per share)

(B) Stock Issued for Services

During all of 2008, the Company issued 2,160,000 shares of common stock for board compensation with a fair market value of $72,000 ($0.03 per share)

During the months of April, July—October, December 2007, the Company issued 2,622,420 shares of common stock for services with a fair market value of $29,138 ($0.01 per share)

During the months of October and December 2007, the Company issued 1,032,000 shares of common stock for services with a fair market value of $34,400 ($0.03 per share)

During all of 2007, the Company issued 2,457,000 shares of common stock for board compensation with a fair market value of $78,000 ($0.03 per share)

On December 31, 2006, the Company issued 900,000 shares of common stock for services with a fair market value of $20,000 ($0.02 per share)

During February and July 2006, the Company issued 12,600,000 shares of common stock for services with a fair market value of $140,000 ($0.01 per share)

During April—June 2006, the Company issued 945,000 shares of common stock for board compensation with a fair market value of $10,500 ($0.01 per share)

During July and August 2006, the Company issued 495,000 shares of common stock for board compensation with a fair market value of $11,000 ($0.02 per share)

During September—December 2006, the Company issued 880,020 shares of common stock for board compensation with a fair market value of $22,000 ($0.03 per share)

During December 2006, the Company issued 800,000 shares of common stock for board compensation with a fair market value of $20,000 ($0.03 per share)

During 2005, the Company issued 180,000,000 shares of common stock for incorporation expenses with a fair market value of $100,000 ($0.00 per share).

(C) Stock Issued for Interest Expense

During all of 2008, the Company issued 2,160,000 shares of common stock for the interest expense on a note payable relating to the purchase of Home School Reviews in the amount of $72,000 ($0.03 per share)

(D) Stock Issued for Debt

On September 28, 2007, the Company issued 15,300,000 shares of common stock in consideration for payment of a related party loan of $170,000 ($.01 per share). See note 6.

(E) Stock Options Issued for Services

The Company has issued options of the Company having a variety of exercise prices generally equal to the share price at the time of issuance; in 2008, however, certain options were granted with exercise prices less than the share price at the time of issuance. The options vest immediately. During the years ended December 31, 2008 and 2007, and the period October 17, 2005 (Inception) to December 31, 2008 the Company recorded compensation expense at of $1,294,065, $55,045 and $1,553,926, respectively, with an offsetting credit to additional paid-in capital. The Company has valued these options at their fair value using the Black-Scholes option pricing method. The assumptions used were as follows:

Options Issued During or Before 2007

Expected life	1-2.5 years
Expected volatility	100%
Risk free interest rate	3.26% - 4.91%
Expected dividends	0%
Weighted average grant date fair value	$0.017

Options Issued 2008

Expected life	1-2 years
Expected volatility	100%
Risk free interest rate	0.37% - 3.11%
Expected dividends	0%
Weighted average grant date fair value	$0.016

The assumptions were arrived at in the following manner: Expected life is simply the actual time until expiration. Expected volatility was selected by first deriving a simple average implied volatility from a portfolio of small public educational product and service companies and then multiplying this result by 1.5 to recognize the Company’s earlier stage of development. The risk free rate was sourced from the US Treasury’s website, and dividends are not being paid.

The following tables summarize all stock option grants to employees and consultants as of December 31, 2008, and the related changes during this period are presented below.

Of the total options granted, all 70,949,520, are fully vested, exercisable and non-forfeitable.

The total grant date fair value of stock options granted during 2008, 2007, and the period October 17, 2005 to December 31, 2008 was $1,451,565, $157,721, and $1,814,102. Included in these amounts are $102,676 of options capitalized in the website in 2007.

	Number of Options	Weighted Average Exercise Price
Balance at December 31, 2007	16,428,600	$0.03

Granted	90,287,041	$0.03

Exercised	0	$0.00

Expired or Forfeited	35,766,121	$0.03

Balance at December 31, 2008	70,949,520	$0.03

Options exercisable at December 31, 2008	70,949,520	$0.03

Weighted average fair value of options granted during 2008		$0.016
Intrinsic value of options exercised during 2007		$178,200
Aggregate intrinsic value of options at December 31, 2008		$0
Total fair value of options vested during 2008		$1,451,565

December 31, 2008 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price
$0.03	70,949,520	1.00	$0.03	70,949,520	$0.03

NOTE 5 CONVERTIBLE NOTES PAYABLE - STOCKHOLDER

During 2008, a stockholder loaned $300,000 to the Company in exchange for a convertible note payable. The note bears interest at the rate of 60% annually, is unsecured and due on demand; the note is due now but repayment has not been demanded. The note is fully convertible to common stock of the Company at $0.03 per share. The convertible note conversion price is fixed and was equal to the fair value on the date of grant and no beneficial conversion was recorded. At December 31, 2008, the Company had accrued $225,929 in interest expense relating to this note.

NOTE 6 NOTE PAYABLE

The note payable issued as part of the asset purchase of homeschoolreviews.com had an initial principal amount of $80,000. Its term was intended to be extremely short, but in any case no more than eleven months, maturing no later than December 31, 2008, with no penalty for prepayment. Payment in whole or in part can be made at any time. Since it was signed, the Company has paid $40,000 or half of the balance. The note bears interest payable in a fixed amount of shares per month any balance remains outstanding. The number of shares to be issued monthly that a balance remains was originally set at 1,000; post-split, this is 180,000 shares. The value of these shares at the time of signing was $6,000. At the $80,000 initial balance, the effective interest rate is 90% per annum. During 2008, the Company issued 2,160,000 shares of common stock for the interest expense of $72,000 ($0.03 per share). (See note 4(c)

NOTE 7 RELATED PARTY TRANSACTIONS

During 2008, the Company’s three principal stockholders loaned an additional $51,499 to the Company in exchange for a note payable. The note is unsecured, due on demand, and bears interest at 1% beginning January 1, 2009 if unpaid. The balance outstanding at December 31, 2008 was $70,499.

During 2007, two stockholders loans totaling $170,000 were converted into 15,300,000 shares of common stock. See Note 11.

During 2006, the Company’s principal stockholder loaned $60,000 to the Company. The loan was non interest bearing, was unsecured and due on demand. It was converted to stock during 2007. See Note 11.

NOTE 8 COMMITMENTS

The Company signed an agreement with MA Kelly & Co., owner of thehomeschoolmom.com, to sponsor the site for $2,200 per month for a period of up to five years. The agreement is cancellable annually at the Company’s discretion and provides for preferential advertising treatment for the Company. It also provides for exclusive advertising of the Company’s products.

The Company signed an exclusive five year agreement with Christian Liberty Press (CLP) to incorporate CLP’s instructional materials in its faith-based Quick Start Curriculum Kits. The agreement enables the Company to create derivative works from the CLP materials, including instructional guides and enhanced instructional guides and to combine the CLP materials with that from other publishers for this purpose. The agreement entitles the Company to purchase instructor’s guides from CLP at 50% of the list price. The agreement also calls for a payment of 50% of the list price by either party to the other party for the sale of the product to a third party.

NOTE 9 GOING CONCERN

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore be obligated to realize assets and discharge our liabilities other than in the normal course of operations. As reflected in the accompanying financial statements, the Company is in the development stage with limited revenues, has used cash flows in operations of $1,180,308 from inception of October 17, 2005 to December 31, 2008 and has an accumulated deficit of $4,638,706 through December 31, 2008. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

Since its inception, the Company has been funded by its founders, Board members, employees and persons related to or acquainted with these. It has operated through liquidity challenges in the past by virtue of employee wage deferrals and short-term loans from principals until additional private equity could be sourced. Employees have historically been willing and able to sustain these deferrals as a result of modest personal means and/or with the support of employed spouses. When all wages and salaries are deferred, the Company operates on less than $5,000 per month. At current levels of activity, when all wages are paid, the Company requires $40,000 per month. These modest requirements and the continuing availability of small amounts of private equity from principals, their friends, families and acquaintances, lead the Company to believe it can sustain operations at their current level for the next year.

Management believes that actions presently being taken to raise funds provide the opportunity for the Company to continue as a going concern. Once the Company can access the capital available through the public markets, we believe that this capital and any capital the Company raises through other private placements of our common stock will be adequate to continue as a going concern for the next 12 months. We currently do not have enough cash to operate for the next twelve months without this additional capital.

NOTE 10 SUBSEQUENT EVENTS

On January 30, 2009, the Company paid the remaining balance of $40,000 for the purchase of HomeSchoolReviews.com. The indebtedness for the acquisition has been completely satisfied and control of the URL permanently transferred.

On January 15, 2009, the Economic Development Council of the City of Ames, Iowa entered into a short term loan arrangement with the Company for $50,000 as part of the negotiation of the Company’s relocation incentive. These funds are provided at 0% interest and are due on demand.

During January 2009, the Company entered into short-term lending arrangements with two existing shareholders. Each of the loans provides $50,000 for six months. One loan’s interest is paid in cash with an APR of 18%; this debt is unconvertible. The other pays an APR of 10% and provides for convertibility at $0.033 per share.

NOTE 11 EXTINGUISHMENT OF DEBT

On September 28, 2007, the Company’s two principal shareholders agreed to the conversion into common stock of their existing outstanding debt owed by the Company. The debt was converted at a split-adjusted share price of $0.011. As the share price at the time was $0.03, the Company recorded extinguishment of debt of $212,500 to reflect the share price that adhered at the time the loans were extended. This amount is arrived at by multiplying the number of shares created by the $0.022 difference between the current stock price and that at which the conversion took place. No other rights or privileges were extended or consideration provided as inducement to this conversion.

NOTE 12 LEASED SPACE

The Company conducts much of its operations from 1,900 square feet of leased office space held under a five year noncancelable operating lease expiring December 31, 2013. The Company is unlikely to renew this lease on expiration.

The following schedule of future rental payments required under the lease as of December 31, 2008:

Year Ending December 31,	Amount
2009	$27,980	*
2010	$38,426
2011	$39,579
2012	$40,766
2013	$41,989

Total:	$188,740

* 2009 expense reduced by 3 month free re-leasing incentive.

Home School Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2008

	Home School Holdings, Inc. (formerly Narayan Capital Corp.)	Home School, Inc.	Notes	Pro Forma Adjustments	Pro Forma Combined
Assets:
Cash and cash equivalents	$1,185	$958			$2,143
Inventories		473			473
Shareholder Receivable		1,000			1,000
Prepaid Expenses	750	6,302			7,052

Total Current Assets	1,935	8,733		—	10,668

					0
Property and equipment, net		5,646			5,646
Website, net of amortization		507,309			507,309
Deposit		2,780			2,780

Total Assets	$1,935	$524,468		—	$526,403

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,510	$131,673			$134,183
Accounts payable - Related Party	10,664	39,984			50,648
Accrued salaries and related expenses		86,972			86,972
Accrued Interest - Convertible Note Stockholder		225,929			225,929
Deferred Revenue		375			375
Prepaid Advertising		2,700			2,700
Note Payable		40,000			40,000
Convertible Notes Payable - Stockholder		300,000			300,000
Loans Payable - Related Party		70,499			70,499

Total Current Liabilities	13,174	898,132		—	911,306

Long-term debt
Total Liabilities	13,174	898,132		—	911,306

Common stock	3,000	288,641	a	100,554	392,195
Paid-in Capital		3,976,401	a	(114,793)	3,861,608
Accumulated earning/deficit	(14,239)	(4,638,706)	a	14,239	(4,638,706)

Stockholders’ Equity	(11,239)	(373,664)		—	(384,903)

Total Liabilities and Stockholders’ Equity	$1,935	$524,468		$0	$526,403

See Notes to Unaudited Pro Forma Consolidated Financial Statements

Home School Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2007

	Home School Holdings, Inc. (formerly Narayan Capital Corp.)	Home School, Inc.	Notes	Pro Forma Adjustments	Pro Forma Combined
Assets:
Cash and cash equivalents		$1,526			$1,526
Shareholder Receivable		10,000			10,000
Prepaid Expenses		3,426			3,426

Total Current Assets	—	14,952		—	14,952

Property and equipment, net		6,326			6,326
Website, net of amortization		501,579			501,579
Deposit		2,780			2,780

Total Assets	$0	$525,637		—	$525,637

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable		$69,262			$69,262
Accrued salaries and related expenses		178,714			178,714
Loans Payable - Related Party		40,000			40,000

Total Current Liabilities	0	287,976		—	287,976

Long-term debt
Total Liabilities	0	287,976		—	287,976

Common stock		273,402	a	118,793	392,195
Paid-in Capital		2,028,555	a	(118,793)	1,909,762
Accumulated earning/deficit		(2,064,296)	a	0	(2,064,296)

Stockholders’ Equity	0	237,661		—	237,661

Total Liabilities and Stockholders’ Equity	$0	$525,637		$0	$525,637

See Notes to Unaudited Pro Forma Consolidated Financial Statements

Home School Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations

For the Year Ended December 31, 2008

	Home School Holdings, Inc. (formerly Narayan Capital Corp.)	Home School, Inc.		Pro Forma Adjustments	Pro Forma Combined
Net sales		$72,764			$72,764
Cost of Sales		40,930			40,930

Gross Profit	0	31,834	#		31,834
Operating expense:
Selling, general and administrative	14,239	2,304,257			2,318,496

Operating income	(14,239)	(2,272,423	)#		(2,286,662)
Other income (expense):
Interest income		153			153
Interest expense		(302,140)			(302,140)

Other income (expense)
Total other income (expense)	0	(301,987	)#		(301,987)

Income (loss) before income taxes	(14,239)	(2,574,410	)#		(2,588,649)

Provision for income taxes
Net income (loss)	(14,239)	(2,574,410)			(2,588,649)

Net income (loss) per common share:
Basic and diluted					($0.01)

Weighted average shares outstanding:
Basic and diluted					392,194,663

See Notes to Unaudited Pro Forma Consolidated Financial Statements

Home School Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations

For the Year Ended December 31, 2007

	Home School Holdings, Inc. (formerly Narayan Capital Corp.)	Home School, Inc.		Pro Forma Adjustments	Pro Forma Combined
Net sales		$17,638			$17,638
Cost of Sales		11,563			11,563

Gross Profit	0	6,075	#		6,075
Operating expense:
Selling, general and administrative		1,064,076			1,064,076

Operating income	0	(1,058,001	)#		(1,058,001)
Other income (expense):
Interest income		129			129
Interest expense					0
Other income (expense)		(212,500)

Total other income(expense)	0	(212,371	)#		129

Income(loss) before income taxes	0	(1,270,372	)#		(1,057,872)

Provision for income taxes
Net income (loss)	0	(1,270,372)			(1,270,372)

Net income (loss) per common share:
Basic and diluted					$(0.00)

Weighted average shares outstanding:
Basic and diluted					392,194,663

See Notes to Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Adjustments

The preceding unaudited condensed combined consolidated pro forma balance sheets have been prepared as if the share exchange Transaction was completed, respectively, on December 31, 2008 and December 31, 2007; the preceduing unaudited condensed combined consolidated pro forma statements of operations have been prepared as if the share exchange transaction was completed, respectively, on January 1, 2008 and January 1, 2007. The following pro forma adjustments:

(a) Adjust the accounts of the companies to reflect the share exchange resulting in New School Holdings, Inc. as the accounting acquiror.

Net Loss Per Share

Pro forma basic and diluted shares outstanding include the weighted average number of common shares outstanding for Home School Holdings, Inc. during the respective periods, in addition to the common stock issued as a result of the share exchange assuming they had been issued at the beginning of the period. The common stock issued in connection with the share exchange Transaction is assumed to be outstanding for the entire period presented.

Home School Holdings, Inc.

Index to Exhibits

Exhibit Number	Description
Exhibit 3.1	Articles of Incorporation of the Company, as amended

Exhibit 3.2	Bylaws of the Company, as amended

Exhibit 10.1	Share Exchange Agreement dated April 29, 2009 by and among the Company, Home School, Inc. and its majority stockholders

Exhibit 14.1	Code of Ethics of the Company

Exhibit 23.1	Consent of auditor, LWBJ, LLP

Exhibit 99.1	Letter of resignation – Robert Papiri